Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. William Atlan, President

Atlan Media Inc.

Level 19, 1 O'Connell Street

NSW, Sydney, 2000, AUSTRALIA

Dear Mr. Atlan:

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated May 3, 2016, with respect to the financial statements of Atlan Media Inc. contained in the Registration Statement and Prospectus of Atlan Media Inc. on Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

May 5, 2016